Exhibit 99.1


     Valpey-Fisher Corporation Reports Third Quarter 2003 Results

   HOPKINTON, Mass.--(BUSINESS WIRE)--Nov. 6, 2003--Valpey-Fisher Corporation (VPF: AMEX), reported today its financial results for the third quarter and nine months ended September 28, 2003. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
   Michael J. Ferrantino, President and Chief Executive Officer said, "Valpey-Fisher's operating performance for the third quarter ending September 28, 2003 continues to improve in spite of the continued softness in the telecommunications market.
   Sales in the third quarter were $2,190,000, up from $1,617,000 in the third quarter of last year. The sales increase was positively impacted by our acquisition of MF Electronics, which was finalized in late May of this year. While less than last quarter, our operating losses continue. We are reporting an operating loss of $595,000 for this quarter resulting in an after-tax loss of $396,000 or $.09 per diluted share. During the 2002 third quarter, we reported an operating loss of $1,741,000, and after-tax loss of $1,092,000 or $.26 per diluted share. The 2002 third quarter operating loss included $1 million in expense provisions for excess inventory and severance costs. In this quarter we completed the move of MF Electronics from New York to Hopkinton and had transitioning costs of approximately $85,000. In the fourth quarter we expect a significant reduction in these transitioning costs."
   Mr. Ferrantino further said, "New orders for the quarter were $2,254,000 for a book-to-bill of slightly better than 1.0 and the highest of any quarter this year. Our backlog at September 28, 2003 was $1.7 million compared to $1.6 million at June 29, 2003 and $1.1 million at December 31, 2002.
   For the nine months ending September 28, 2003, sales were $6,081,000 with an operating loss of $1,944,000 and a net loss from continuing operations of $1,282,000 or $.31 per diluted share. For the nine months ending September 29, 2002 sales were $5,692,000 with an operating loss of $2,935,000 and a net loss from continuing operations of $1,713,000 or $.41 per diluted share.
   During the quarter ended September 28, 2003, cash increased $1,428,000 to $4,570,000 mainly due to the receipt of our Federal income tax refund.
   Albeit our financial results remain unacceptable, we continue to make operational progress. Inventory management, cycle time reduction and yield improvement programs continue to drive our improvement in efficiency."
   Mr. Ferrantino concluded, "As we stated in our last quarter report, we have improved our sales channels into Europe. During the third quarter we visited several potential European customers and concluded training of our representatives in Italy and the United Kingdom. We expect to see an increase in quoting activity during the fourth quarter as a result of these visits.
   Going forward, in the fourth quarter we are continuing two key initiatives. One is to align our current skill sets with those that we believe we require in order to continue to improve our financial results. In addition, we have engaged a consultant with knowledge of the Chinese market, and we will visit several manufacturers with the intent to ultimately develop a partnership, allowing us to both manufacture more products at lower costs and increase our product offering."
   Ted Valpey, Jr., Chairman said, "We believe the markets we address are slowly starting to stabilize and in fact show modest growth. Valpey-Fisher is better positioned than ever to capitalize on this growth. As we enter the fourth quarter we continue the strategy that has caused us to improve our operational efficiency and we diligently continue to pursue strategic external opportunities that we believe could contribute to our improvement in 2004."

Ted Valpey, Jr.             Michael J. Ferrantino
Chairman of the Board       President and Chief Executive Officer

   November 6, 2003

   Forward-Looking Statements

   Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure.


Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share                       Nine
 data)                              Quarter Ended      Months Ended
                                    ---------------- -----------------
                                    9/28/03 9/29/02   9/28/03 9/29/02
                                    ---------------- -----------------

Net sales                            $2,190  $1,617    $6,081  $5,692
Cost of sales                         1,933   2,688     5,532   6,624
                                    ---------------- -----------------
   Gross profit (loss)                  257  (1,071)      549    (932)

Selling and advertising expenses        287     389     1,033   1,129
General and administrative expenses     565     281     1,460     874
                                    ---------------- -----------------
                                        852     670     2,493   2,003
                                    ---------------- -----------------
   Operating  (loss)                   (595) (1,741)   (1,944) (2,935)

Other income, net   (A)                   8      11        28     172
                                    ---------------- -----------------
(Loss) from continuing operations
 before income taxes                   (587) (1,730)   (1,916) (2,763)
Income tax benefit                      191     638       634   1,050
                                    ---------------- -----------------
(Loss) from continuing operations
 (A)                                   (396) (1,092)   (1,282) (1,713)
(Loss) from discontinued operations       0       0         0     (45)
                                    ---------------- -----------------
Net (loss)                            $(396)$(1,092)  $(1,282)$(1,758)
                                    ================ =================


Basic and diluted (loss) per share:
  Continuing operations              $(0.09) $(0.26)   $(0.31) $(0.41)
  Discontinued operations              0.00    0.00      0.00   (0.01)
                                    ---------------- -----------------
                                     $(0.09) $(0.26)   $(0.31) $(0.42)
                                    ================ =================


Basic and diluted weighted average
 shares                               4,185   4,140     4,189   4,144

(A) For the nine months ended 9/29/02, the net loss from continuing operations includes a gain on the sale of an investment amounting to $124,000 or $.03 per basic and diluted share.


Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
                                                  (Unaudited)(Audited)
                                                     9/28/03 12/31/02
                                                  --------------------
ASSETS
   Current assets:
      Cash and cash equivalents                       $4,570   $5,758
      Receivables, net                                 1,948    2,175
      Inventories, net                                 1,523    2,028
      Deferred income taxes and other current
       assets                                            944    1,110
                                                  --------------------
        Total current assets                           8,985   11,071
                                                  --------------------
   Property, plant and equipment, at cost             10,734   10,165
    Less accumulated depreciation                      6,856    6,231
                                                  --------------------
                                                       3,878    3,934
                                                  --------------------
   Other assets                                          136      146
                                                  --------------------
                                                     $12,999  $15,151
                                                  ====================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                                $1,614   $2,365
   Deferred income taxes                                 619      704
   Stockholders' equity                               10,766   12,082
                                                  --------------------
                                                     $12,999  $15,151
                                                  ====================

    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 ext. 600